                                                 File Pursuant to Rule 424(b)(2)
                                                 Registration No. 333-52213


THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS
NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT (Subject to Completion, Issued February 26, 1999) (To Prospectus dated May 19, 1998)

                          $
                           Burlington Resources Inc.
                             % DEBENTURES DUE 2029
                            ------------------------
                  Interest payable on March   and September

                            ------------------------

 THE COMPANY MAY REDEEM AT ANY TIME, IN WHOLE OR IN PART, THE DEBENTURES AT THE
                       REDEMPTION PRICE DESCRIBED HEREIN.

                            ------------------------

                    PRICE    % AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                                                   UNDERWRITING
                                       PRICE TO                   DISCOUNTS AND                PROCEEDS TO
                                        PUBLIC                     COMMISSIONS                   COMPANY
                                       --------                   -------------                -----------
Per Debenture..............               %                             %                           %
Total......................               $                             $                           $

                            ------------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the Debentures to
purchasers on March   , 1999.

                            ------------------------

MORGAN STANLEY DEAN WITTER
        CHASE SECURITIES INC.
                NATIONSBANC MONTGOMERY SECURITIES LLC
                        SALOMON SMITH BARNEY

March   , 1999

     These offering materials consist of two documents: (a) this Prospectus Supplement, which describes the terms of the Debentures that we are currently offering, and (b) the accompanying Prospectus, which provides general information about our debt securities, some of which may not apply to the Debentures that we are currently offering. The information in this Prospectus Supplement supersedes any inconsistent information included in the accompanying Prospectus.

     In various places in this Prospectus supplement and the accompanying Prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this Prospectus Supplement and the accompanying Prospectus can be found is listed in the Table of Contents below. All such cross references in this Prospectus Supplement are to captions contained in this Prospectus Supplement and not in the accompanying Prospectus, unless otherwise stated.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Use of Proceeds.............................................   S-3
Capitalization..............................................   S-3
Selected Financial Data.....................................   S-4
Certain Terms of the Debentures.............................   S-5
Underwriters................................................   S-8
Legal Matters...............................................   S-8
                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     3
The Company.................................................     4
The Burlington Resources Trusts.............................     4
Use of Proceeds.............................................     5
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     5
Description of Capital Stock................................    13
Description of the Trust Preferred Securities and Trust
  Guarantees................................................    17
Plan of Distribution........................................    20
Legal Matters...............................................    21
Experts.....................................................    21

                            ------------------------

     You should read this Prospectus Supplement along with the Prospectus that follows. You should rely only on the information provided or incorporated by reference in this Prospectus Supplement and the Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the Debentures in any state where the offer is not permitted. You should not assume that the information in this Prospectus Supplement or the Prospectus is accurate as of any date other than the dates on the front of these documents. In this Prospectus Supplement and the accompanying Prospectus, "we," "us" and "our" refer to Burlington Resources Inc. (the "Company").

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debentures offered hereby are
estimated to be approximately $          . All of such net proceeds (after
expenses estimated at $          ) will be used for general corporate purposes,
including working capital increases, capital expenditures, acquisitions and reducing indebtedness. Such indebtedness includes commercial paper, $300,000,000 aggregate principal amount of 7.15% notes maturing in May 1999 and $150,000,000 aggregate principal amount of 6.875% notes maturing in August 1999. As of December 31, 1998, the weighted average interest rate on all outstanding commercial paper borrowings of the Company was 5.86% per annum with maturities varying from 1 to 20 days. If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of December 31, 1998, and as adjusted to reflect the issuance of the Debentures and the repayment of $191,310,000 of commercial paper outstanding on December 31, 1998. This table should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in this Prospectus Supplement.

                                                               DECEMBER 31, 1998
                                                              --------------------
                                                              ACTUAL   AS ADJUSTED
                                                              ------   -----------
                                                                 (IN MILLIONS)
Long-term Debt..............................................  $1,938     $
                                                              ------     ------
Stockholders' Equity(a):
  Common Stock, $.01 par value, 325,000,000 shares
     authorized; 202,795,635 shares issued..................       2          2
Paid-in Capital.............................................   2,984      2,984
Retained Earnings...........................................   1,039      1,039
Cost of Treasury Stock (25,420,562 shares)..................   1,007      1,007
                                                              ------     ------
Total Stockholders' Equity..................................   3,018      3,018
                                                              ------     ------
          Total Capitalization..............................  $4,956     $
                                                              ======     ======

---------------

(a) We have authority to issue 75,000,000 shares of $.01 par value preferred stock, of which 3,250,000 have been designated as Series A Junior Participating Preferred Stock. As of December 31, 1998, no shares of preferred stock were issued.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the periods indicated should be read in conjunction with the consolidated financial statements and the notes thereto contained in documents incorporated by reference in this Prospectus Supplement.

                                                                  YEAR ENDED DECEMBER 31,
                                                         ------------------------------------------
                                                          1998     1997     1996     1995     1994
                                                         ------   ------   ------   ------   ------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Revenues.............................................  $1,637   $2,000   $2,200   $1,734   $1,871
  Operating Income (Loss)..............................     218      503      580     (397)    (159)
  Net Income (Loss)....................................      86      319      335     (261)     (73)
  Earnings (Loss) per Common Share:
     Basic.............................................     .48     1.80     1.89    (1.47)    (.41)
     Diluted...........................................     .48     1.79     1.88    (1.47)    (.41)
  Ratio of Earnings to Fixed Charges(a)................    1.48x    3.48x    3.48x      --       --
BALANCE SHEET DATA:
  Total Assets.........................................  $5,917   $5,821   $5,683   $5,608   $6,285
  Long-term Debt.......................................   1,938    1,748    1,853    2,042    2,049
  Stockholders' Equity.................................   3,018    3,016    2,808    2,591    2,920
  Cash Dividends Declared per Common Share(b)..........     .55      .46      .44      .44      .58

---------------

(a) Total earnings available for fixed charges in 1995 and 1994 were inadequate to cover total fixed charges in the amount of approximately $567 million and $274 million, respectively. Total earnings available for fixed charges in 1995 were inadequate to cover total fixed charges primarily as a result of the impairment of oil and gas assets related to the adoption of Statement of Financial Accounting Standard No. 121 ($490 million pretax, $304 million after tax). Total earnings available for fixed charges in 1994 were inadequate to cover total fixed charges primarily as a result of a change in the method of assessing the impairment of long-lived assets ($319 million pretax, $210 million after tax).

    For purposes of calculating the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations available for fixed charges, less equity in undistributed earnings of 20-50% owned companies, together with a portion of rent under long-term operating leases representative of an interest factor. Fixed charges represent interest expense, capitalized interest and a portion of rent under long-term operating leases representative of an interest factor.

(b) Cash Dividends Declared per Common Share was calculated based upon historical cash dividends paid by the Company and The Louisiana Land and Exploration Company divided by outstanding shares for years 1994 through 1997. This calculation resulted from the 1997 merger of the two companies that was accounted for as a pooling of interests. In 1998, Cash Dividends Declared per Common Share was based on the Company's annual dividend rate of $.55 per common share.

                        CERTAIN TERMS OF THE DEBENTURES

     The following description of the particular terms of the Debentures supplements the description of the general terms and provisions of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus. If a particular term is inconsistent with the more general term described in the Prospectus, the particular term replaces the more general term.

GENERAL

     We will issue the Debentures under an indenture dated April 1, 1992 between the Company and the Trustee, Citibank, N.A.

     The Debentures will be limited to $   million aggregate principal amount
and will mature on March   , 2029. The Debentures will bear interest from March
  , 1999 at the rate per annum of      %, payable semiannually on March   and
September   of each year, commencing September   , 1999, to the persons in whose
names such Debentures are registered, subject to certain exceptions, at the
close of business on February      or August      , as the case may be, next
preceding such interest payment date.

     The Debentures have no sinking fund provisions.

OPTIONAL REDEMPTION

     We may redeem all or a portion of the Debentures at any time as set forth below. We will mail notice to registered holders of the Debentures of our intent to redeem on not less than 30 nor more than 60 days' notice. We may redeem the Debentures at a redemption price equal to the greater of:

     - 100% of the principal amount plus accrued interest to the redemption date; or

     - the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the
       Treasury Rate plus           basis points, plus accrued interest on the
       principal amount being redeemed to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures.

     "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     "Reference Treasury Dealer" means (i) each of Morgan Stanley & Co. Incorporated, Chase Securities Inc., NationsBanc Montgomery Securities LLC and Salomon Smith Barney Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

BOOK-ENTRY ONLY FORM AND PROCEDURES

     We will issue the Debentures in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here as "book-entry only."

     One or more global securities will be issued to DTC or its nominee. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

     Under book-entry only, we will not issue certificates to individual holders of the Debentures or register the ownership interests in the Debentures of such individual holders. Beneficial interests in global securities will be shown on, and transfers of interests in the global securities will be made only through, the records maintained by DTC and its participants.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates.

     Securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations are direct participants ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Debentures represented by a global security would be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

          (i) DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law; or

          (ii) we instruct the Trustee that the global security is now exchangeable; or

          (iii) an event of default has occurred and is continuing.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for the accuracy thereof.

     Neither we, the Trustee nor the Underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the Debentures, or payments to, or the providing of notice to participants or beneficial owners of Debentures.

     The Debentures will trade in DTC's Same-day Funds Settlement System and secondary market trading activity in the Debentures will, therefore, settle in immediately available funds. All applicable payments of principal and interest on the Debentures issued as a global security will be made by us in immediately available funds.

     For other terms of the Debentures, see "Description of Debt Securities" in the accompanying Prospectus.

                                  UNDERWRITERS

     The Underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the respective principal amount of the Debentures from
us according to the terms of an underwriting agreement dated March   , 1999 in
the following amounts set forth opposite their respective names below:

                                                              PRINCIPAL AMOUNT OF
NAME                                                              DEBENTURES
----                                                          -------------------
Morgan Stanley & Co. Incorporated...........................       $
Chase Securities Inc........................................
NationsBanc Montgomery Securities LLC.......................
Salomon Smith Barney Inc. ..................................
                                                                   --------
          Total.............................................       $
                                                                   ========

     If all of the conditions under the underwriting agreement have been met, the Underwriters will purchase all of the Debentures if any are purchased.

     The Underwriters will offer the Debentures to the public initially at the offering price set forth on the cover page of this Prospectus Supplement. They will also offer the Debentures to certain dealers at such prices less a
concession not in excess of   % of the principal amount of the Debentures. The
Underwriters may allow, and dealers may reallow, a concession not in excess of
  % of the principal amount of the Debentures on sales to certain other dealers. After the initial public offering, the public offering price and concessions may be changed by the Underwriters.

     The Debentures are a new issue of securities with no established trading market, and will not be listed on any national securities exchange. The Underwriters have advised us that they presently intend to act as market makers for the Debentures. However, the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

     In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Debentures for their own account. In addition, to cover overallotments or to stabilize the price of the Debentures, the Underwriters may bid for, and purchase, the Debentures in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of those activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the Underwriters and their associates and affiliates engage in transactions with and/or perform services, including investment banking and general financing and banking services, for us and our affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Debentures will be passed upon for us by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for the Underwriters by Cravath, Swaine & Moore, New York, New York. Kenneth W. Orce, a director of the Company, is a senior partner of Cahill Gordon & Reindel and, as of February 8, 1999, owned 28,877 shares of Common Stock of the Company, including 19,252 currently exercisable options, but excluding 3,000 shares owned by family trusts.

PROSPECTUS

                                 $1,000,000,000

                           BURLINGTON RESOURCES INC.
                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK

                         BURLINGTON RESOURCES CAPITAL I
                        BURLINGTON RESOURCES CAPITAL II

              TRUST PREFERRED SECURITIES FULLY AND UNCONDITIONALLY
                    GUARANTEED BY BURLINGTON RESOURCES INC.

    Burlington Resources Inc. (the "Company") may offer, from time to time, in one or more series, its (i) unsecured senior debt securities (the "Senior Debt Securities"), (ii) unsecured subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"), (iii) shares of its Common Stock, par value $.01 per share (the "Common Stock") and (iv) shares of its Preferred Stock, par value $.01 per share (the "Preferred Stock"). The Debt Securities, the Common Stock and the Preferred Stock are collectively referred to herein as the "Company Securities." Burlington Resources Capital I and Burlington Resources Capital II (each, a "Burlington Resources Trust"), each a statutory business trust formed under Delaware law, may offer, from time to time, preferred securities (the "Trust Preferred Securities") with the payment of dividends and payments on liquidation or redemption of the Trust Preferred Securities guaranteed on a subordinated basis by the Company to the extent described herein and in an accompanying prospectus supplement (the "Trust Guarantee"). The Company is the owner of the trust interests represented by common securities (the "Trust Common Securities") issued by each Burlington Resources Trust. Unless indicated otherwise in a prospectus supplement, each Burlington Resources Trust exists for the sole purpose of issuing its trust interests and investing the proceeds thereof in Subordinated Debt Securities.

    The Company Securities and the Trust Preferred Securities are collectively referred to as the "Securities" and will have a maximum aggregate offering price of $1,000,000,000 (or the equivalent thereof in foreign currency or currency units) and will be offered on terms to be determined by market conditions at the time of sale.

    The Securities may be offered separately or together, in separate series, in amounts and at prices and on terms to be set forth in an accompanying prospectus supplement (a "Prospectus Supplement"). In addition, the specific terms of the Securities in respect of which this Prospectus is being delivered, and whether such Securities will be listed on a national securities exchange, will be set forth in an accompanying Prospectus Supplement.

    The Senior Debt Securities, if issued, will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities, if issued, will be unsecured and subordinated to all present and future Senior Indebtedness (as such term will be defined in an accompanying Prospectus Supplement) of the Company. See "Description of Debt Securities."
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Securities may be sold directly, through agents from time to time or through underwriters and/or dealers. If any agent of the Company or the Burlington Resources Trusts or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution."
                            ------------------------

              THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES
                     OF SECURITIES UNLESS ACCOMPANIED BY A
                             PROSPECTUS SUPPLEMENT.
                            ------------------------

May 19, 1998

     No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or any applicable Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Burlington Resources Trusts or any underwriter, dealer or agent. This Prospectus and any applicable Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Burlington Resources Trusts since the date hereof or thereof.
                            ------------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     3
The Company.................................................     4
The Burlington Resources Trusts.............................     4
Use of Proceeds.............................................     5
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     5
Description of Capital Stock................................    13
Description of the Trust Preferred Securities and Trust
  Guarantees................................................    17
Plan of Distribution........................................    20
Legal Matters...............................................    21
Experts.....................................................    21

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE SECURITIES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 15th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web containing reports, proxy materials, information statements and other items. The address is http://www.sec.gov. The Common Stock of the Company is listed on the New York Stock Exchange and such material can also be inspected at the office of such exchange at 20 Broad Street, New York, New York 10005.

     The Company and the Burlington Resources Trusts have filed with the Commission a joint registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities covered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Burlington Resources Trusts and the Securities covered by this Prospectus.

     No separate financial statements of the Burlington Resources Trusts have been included or incorporated by reference herein. Neither of the Burlington Resources Trusts nor the Company considers such financial statements material to holders of Trust Preferred Securities because (i) all of the voting securities of each Burlington Resources Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) neither Burlington Resources Trust has independent operations but rather each exists for the purpose of issuing securities representing undivided beneficial interests in the assets of such Burlington Resources Trust and investing the proceeds thereof in Subordinated Debt Securities, and (iii) the obligations of the Burlington Resources Trusts under the Trust Preferred Securities are fully and unconditionally guaranteed on a subordinated basis by the Company to the extent set forth herein. See "The Burlington Resources Trusts" and "Description of the Trust Preferred Securities and Trust Guarantees -- Trust Guarantees."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference herein its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998; (iii) Proxy Statement dated February 19, 1998; and (iv) Current Report on Form 8-K filed with the Commission on January 5, 1998.

     A description of the Common Stock is incorporated by reference to the Company's Rule 424(b) Prospectus, dated July 7, 1988. A description of the Company's Rights Agreement is incorporated by reference to the Company's Registration Statement on Form 8-A, as amended to date.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the securities offered hereby shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the above documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests should be directed to: Wendi S. Zerwas, Corporate Secretary, Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056, telephone: (713) 624-9500.

                                  THE COMPANY

     Burlington Resources Inc. ("BR") is a holding company engaged, through its principal subsidiaries, Burlington Resources Oil & Gas Company and The Louisiana Land and Exploration Company and their affiliated companies (collectively, the "Company"), in the exploration, development, production and marketing of oil and gas. The Company is the largest independent oil and gas company in the United States based on total proved domestic reserves, and second largest U.S. based independent oil and gas company based on total proved worldwide reserves which were estimated at 7.9 TCFE at December 31, 1997.

     The principal executive offices of the Company are located at 5051 Westheimer, Suite 1400, Houston, Texas 77056 and its telephone number is (713) 624-9500.

                        THE BURLINGTON RESOURCES TRUSTS

     Each of Burlington Resources Capital I and Burlington Resources Capital II is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust (the "Declaration") executed by the Company, as sponsor for such Burlington Resources Trust, and the Trustees (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Unless an accompanying Prospectus Supplement provides otherwise, each Burlington Resources Trust exists for the sole purposes of (i) issuing the Trust Preferred Securities and Trust Common Securities representing undivided beneficial interest in the assets of such Burlington Resources Trust, (ii) investing the gross proceeds of the sale of the Trust Preferred Securities and Trust Common Securities in a specific series of Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be owned by the Company. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that upon the occurrence and continuance of an event of default under the applicable Declaration, the rights of the holders of the applicable Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable Trust Preferred Securities. The Company will acquire Trust Common Securities having an aggregate liquidation amount equal to a minimum of 1% of the total capital of each Burlington Resources Trust. Each Burlington Resources Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable Declaration. Each Burlington Resources Trust's business and affairs will be conducted by the Trustees. The holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of each Burlington Resources Trust. The duties and obligations of the Trustees shall be governed by the Declaration of such Burlington Resources Trust. At least one of the Trustees of each Burlington Resources Trust will be a person who is an employee or officer of or who is affiliated with the Company (a "Regular Trustee"). One Trustee of each Burlington Resources Trust will be a financial institution that is not affiliated with the Company, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Trustee of each Burlington Resources Trust will be a legal entity having a principal place of business or an individual resident of the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to each Burlington Resources Trust and the offering of Securities. Unless otherwise set forth in the Prospectus Supplement, the Property Trustee will be Chase Bank of Texas, National Association, and the Delaware Trustee will be Chase Manhattan Bank Delaware. The office of the Delaware Trustee in the State of Delaware is 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of each Burlington Resources Trust is c/o Burlington Resources Inc., 5051 Westheimer, Suite 1400, Houston, Texas 77056, telephone: (713) 624-9500.

                                USE OF PROCEEDS

     Except as otherwise described in the accompanying Prospectus Supplement, the net proceeds from the sale or sales of the Company Securities will be used by the Company for general corporate purposes, which may include the reduction of outstanding indebtedness, working capital increases, capital expenditures or acquisitions. Except as set forth in the Prospectus Supplement accompanying this Prospectus, each Burlington Resources Trust will use all proceeds received from the sale of Trust Preferred Securities to purchase Subordinated Debt Securities. The Company intends to use the net proceeds from the sale of Subordinated Debt Securities for such general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the indicated periods.

                                                                YEAR ENDED DECEMBER 31,
THREE MONTHS ENDED                                       -------------------------------------
MARCH 31, 1998                                           1997    1996    1995    1994    1993
------------------                                       -----   -----   -----   -----   -----
2.60x..................................................  3.48x   3.48x      --      --   3.42x

                            ------------------------

     Total earnings available for fixed charges in 1995 and 1994 were inadequate to cover total fixed charges in the amount of approximately $567 million and $274 million, respectively.

     For purposes of calculating the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations available for fixed charges, less equity in undistributed earnings of 20-50% owned companies, together with a portion of rent under long-term operating leases representative of an interest factor. Fixed charges represent interest expense, capitalized interest and a portion of rent under long-term operating leases representative of an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     Senior Debt Securities may be issued from time to time in one or more series under an Indenture dated as of April 1, 1992 (the "Senior Indenture"), between the Company and Citibank, N.A. (the "Senior Trustee"). The Senior Indenture is an exhibit to the Registration Statement of which this Prospectus is a part. Subordinated Debt Securities may be issued from time to time in series under an indenture (the "Subordinated Indenture") between the Company and a trustee to be identified in the related Prospectus Supplement (the "Subordinated Trustee"). The Subordinated Indenture will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Debt Trustees." The following statements under this caption are summaries of certain provisions contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions therein of certain terms. Capitalized terms used herein and not defined shall have the meanings assigned to them in the related Indenture. The particular terms of the Debt Securities and any variations from such general provisions applicable to any series of Debt Securities will be set forth in the Prospectus Supplement applicable to such series. Under this caption, the phrase "the Company" refers solely to Burlington Resources Inc.

GENERAL

     The Debt Securities will be unsecured obligations of the Company. Neither Indenture limits the amount of Debt Securities that may be issued thereunder. The Debt Securities may be issued from time to time in one or more series.

     A Prospectus Supplement relating to a particular series of Debt Securities will describe the following terms of such Debt Securities: (a) the title of the Debt Securities; (b) any limit upon the aggregate principal amount of the Debt Securities; (c) the date or dates on which the principal of the Debt Securities is payable; (d) the rate or rates at which the Debt Securities will bear interest, if any, or the method for calculating such rate, and the date or dates from which such interest will accrue; (e) the dates on which such interest will be payable and the record dates for the interest payment dates; (f) the place or places where the principal of and interest, if any, on the Debt Securities will be payable; (g) the period or periods, if any, within which the price or prices at which, and the terms and conditions upon which, the Debt Securities may be redeemed at the option of the Company or otherwise; (h) any mandatory or optional sinking fund or analogous provisions; (i) if other than denominations of $1,000 and integral multiples thereof, the denominations in which the Debt Securities shall be issuable; (j) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which shall be payable upon declaration of the acceleration of the maturity thereof; (k) if other than U.S. dollars, the currency or currency units in which the Debt Securities are denominated and/or in which payment of the principal of (and premium, if any) and/or interest on the Debt Securities will or may be payable;
(l) any deletions, modifications or additions to the Events of Default or covenants of the Company pertaining to the Debt Securities; (m) the terms, if any, upon which the Debt Securities of such series will be convertible into or exchangeable for other securities or other property; and (n) any other terms not inconsistent with the Indentures, including, without limitation, the addition of covenants applicable with respect to the Debt Securities.

     Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more fully registered Global Securities that will be deposited with, or on behalf of, a depositary (the "Depository") identified in the Prospectus Supplement relating to such series and registered in the name of the Depository or its nominee.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of the Global Security, the Depository will credit, on its book-entry registration and transfer system, the accounts of persons which have accounts with it ("participants") with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall initially be designated by the underwriters. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository for the Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest with such participant will be effected only through, records maintained by such participant. Because the Depository can only act on behalf of the participants of the Depository, who in turn act on behalf of indirect participants of the Depository, the ability of an owner of a beneficial interest in the Global Security to pledge Debt Securities to persons or entities that do not participate in the book-entry or transfer system of the Depository, or otherwise take actions in respect of such Debt Securities, may be limited by the lack of a definitive certificate for such Debt Securities. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in the Global Security.

     So long as the Depository or its nominee is the registered owner of the Global Security, such Depository or such nominee, as the case may be, will generally be considered the sole owner or holder of the Debt

Securities represented by the Global Security for the purposes of receiving payment on the Debt Securities, receiving notices and for all other purposes under the Indentures and the Debt Securities. Beneficial interests in the Debt Securities will be evidenced only by, and transfers thereof will be effected only through records maintained by the Depository and its participants. Except as provided herein, owners of beneficial interests in the Global Security will not be entitled to have the Debt Securities represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the holders thereof for any purposes under the Indentures. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depository, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indentures.

     Payment of principal of and interest on Debt Securities represented by the Global Security registered in the name of the Depository or its nominee will be made by the Company through the Trustee in U.S. dollars in immediately available funds to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the Debt Securities represented thereby for all purposes under the Indentures. Neither the Company, the Trustee nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of the Depository's records relating to or payments made on account of beneficial ownership interests in the Global Security representing any Debt Securities or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests, (ii) the payment to the owners of beneficial interests in the Global Security of amounts paid to the Depository or its nominee, or (iii) any other matter relating to the actions and practices of the Depository, its nominee, or its participants.

     The Company expects that the Depository, upon receipt of any payment of principal of or interest on the Global Security, will credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     The Global Security will not be transferable except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor of the Depository or a nominee of such successor. The Global Security representing Debt Securities is exchangeable for Debt Securities in certificate form only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and the Company fails within 90 days thereof to appoint a successor or (ii) the Company at any time and in its sole discretion, determines not to have any of the Debt Securities represented by one or more Global Securities. The Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities in certificated form issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the Depository holding the Global Security shall direct. Subject to the foregoing, the Global Security is not exchangeable, except for Global Securities of like denominations to be registered in the name of the Depository or its nominee.

     Conveyance of notices and other communications by the Depository to participants and by participants to beneficial owners of the Debt Securities represented by the Global Security will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither the Depository nor its nominee will consent or vote with respect to the Debt Securities represented by the Global Security. Under its usual procedures, the Depository would mail an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of the Depository's nominee to those participants to whose account the Debt Securities represented by the Global Security are credited on the record date (identified in a listing attached to the omnibus proxy).

RANKING OF DEBT SECURITIES

     The Senior Debt Securities will be unsecured and will rank equally and ratably with other unsecured and unsubordinated debt of the Company.

     The obligations of the Company pursuant to any Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company, and will be described in an accompanying Prospectus Supplement. The Subordinated Indenture will not contain any limitation on the amount of Senior Indebtedness which may be hereafter incurred by the Company.

CERTAIN COVENANTS OF THE COMPANY

     The Indentures contain, among others, the covenants summarized below, which will be applicable (unless waived or amended) to any series of Debt Securities which are outstanding, unless stated otherwise in the Prospectus Supplement relating to such series.

     Limitation on Liens. The Company will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other similar encumbrance ("Mortgage") upon any stock or Debt, whether owned on the date of the Indenture or thereafter acquired, of any Subsidiary (other than a Subsidiary, the stock or Debt of which at the date of the Indenture is subject to a Mortgage or is required to be subject to a Mortgage, but without increase in the principal amount which is secured thereby and limited to the stock or Debt then subject to such Mortgage), to secure any Debt of the Company or any other person (other than the Securities), without in any such case making effective provision whereby all of the Securities Outstanding shall be directly secured equally and ratably with such Debt, excluding, however, from the operation of the foregoing provisions of this paragraph any Mortgage upon stock or Debt of any corporation existing at the time such corporation becomes a Subsidiary, or existing upon stock or Debt of a Subsidiary at the time of acquisition of such stock or Debt, and any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any such Mortgage; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement; and provided, further, that such Mortgage shall be limited to all or such part of the stock or Debt which was subject to the Mortgage so extended, renewed or replaced.

     The Company will not, nor will it permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Mortgage upon any Principal Property, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any Debt of the Company or any other person (other than the Securities), without in any such case making effective provision whereby all of the Securities Outstanding shall be directly secured equally and ratably with such Debt, excluding, however, the following: (i) any Mortgage upon property owned or leased by any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) any Mortgage upon property existing at the time of acquisition thereof; (iii) any Mortgage to secure the payment of all or any part of the purchase price of property or to secure any Debt incurred prior to, at the time of or within 180 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, other than a purchase by a Subsidiary from a Restricted Subsidiary or from the Company; (iv) any Mortgage upon property to secure all or any part of the cost of exploration, drilling, development, construction, alteration, repair or improvement of all or any part of such property, or Debt incurred prior to, at the time of or within 180 days after the completion of such exploration, drilling, development, construction, alteration, repair or improvement for the purpose of financing all or any part of such cost, provided that such cost is incurred to obtain, or materially increase the production and revenues from, such property; (v) any Mortgage secured by pipeline assets of El Paso Natural Gas Company; (vi) any Mortgage securing Debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary; (vii) any Mortgage existing at the date of the Indenture; and (viii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (vii), inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement; and provided, further, that such Mortgage shall be limited to all or such part of the property which was subject to the Mortgage so extended, renewed or replaced (plus improvements on such property).

     Notwithstanding the foregoing provisions of the second paragraph of this covenant, the Company may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Mortgage upon any Principal Property which is not excepted by clauses (i) through (viii) above without equally and ratably securing the Securities, provided that the aggregate amount of all Debt then outstanding secured by such Mortgage and all similar Mortgages, together with all net sale proceeds from Sale-Leaseback Transactions which are not permitted pursuant to clauses (i) and (ii) of the "Limitation on Sale-Leasebacks" covenant, does not exceed 5% of the total consolidated stockholders' equity of the Company as shown on the audited consolidated balance sheet contained or incorporated by reference in the Company's latest Annual Report on Form 10-K. For the purpose of this and the preceding paragraph, the following types of transactions shall not be deemed to create a Mortgage to secure any Debt: (i) the sale or other transfer of (A) any gas or oil or minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such gas or oil or minerals or (B) any other interest in property of the character commonly referred to as a "production payment"; and (ii) any Mortgage in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute, or any Mortgage securing industrial development, pollution control or similar revenue bonds.

     Limitation on Sale-Leasebacks. The Company will not, nor will it permit any Restricted Subsidiary to, sell or transfer any Principal Property with the Company or any Restricted Subsidiary taking back a lease of such Principal Property (a "Sale-Leaseback Transaction"), unless (i) such Sale-Leaseback Transaction occurs within 180 days from the date of acquisition of such Principal Property or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, or (ii) the Company, within 120 days after such Sale-Leaseback Transaction, applies or causes to be applied to the retirement of Funded Debt of the Company or any Subsidiary (other than Funded Debt of the Company which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Securities) an amount not less than the net proceeds of the sale of such Principal Property.

     Notwithstanding the foregoing provisions of this covenant, the Company may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction involving any Principal Property, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with all Debt secured by Mortgages not specifically excluded pursuant to clauses (i) through (viii) of the second paragraph of the "Limitation on Liens" covenant from the operation of such paragraph, does not exceed 5% of the total consolidated stockholders' equity of the Company as shown on the audited consolidated balance sheet contained or incorporated by reference in the Company's latest Annual Report on Form 10-K. The provisions of this covenant shall also not prevent any Sale-Leaseback Transaction involving a lease for a period, including renewals, of not more than 36 months.

MERGER AND CONSOLIDATION

     The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) in case the Company shall consolidate with or merge into another corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, the corporation formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest, if any, on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with Article Eight of the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

     Upon any consolidation or merger by the Company with or into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any person in accordance with the preceding paragraph, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company herein, and thereafter, except in the case of a lease to another person, the predecessor corporation shall be relieved of all obligations and covenants under the Indenture and the Securities.

CERTAIN DEFINITIONS

     "Debt" means indebtedness for money borrowed.

     "Funded Debt" means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

     "Outstanding," when used with respect to Securities, means, as of the date of determination, all Securities theretofore authenticated and delivered under the Indenture, except: (i) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation; (ii) Securities, or portions thereof, for whose payment money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Securities; and (iii) Securities in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to the Indenture; provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Securities owned by the Company or any other obligor upon the Securities or any affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securities which the Trustee knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any affiliate of the Company or of such other obligor.

     "Principal Property" means (i) any property owned or leased by the Company or any Subsidiary, or any interest of the Company or any subsidiary in property, located within the United States of America or any State thereof or the Dominion of Canada or any Province or Territory thereof (including property located off the coast of the United States of America or the Dominion of Canada held pursuant to lease from any federal, state, provincial or other governmental body) which is considered by the Company to be capable of producing gas or oil in commercial quantities, and (ii) any refinery, processing or manufacturing plant owned or leased by the Company or any Subsidiary and located within the United States of America or any state thereof or the Dominion of Canada or any province or territory thereof, except (a) facilities related thereto employed in transportation, distribution or marketing or (b) any such plant which in the opinion of the Board of Directors is not a principal plant in relation to the activities of the Company and its Restricted Subsidiaries as a whole.

     "Restricted Subsidiary" means any Subsidiary which owns or leases (as lessor or lessee) a Principal Property, but such term does not include any Subsidiary the principal business of which is leasing machinery, equipment, vehicles or other properties none of which is a Principal Property, or financing accounts receivable, or engaging in ownership and development of any real property which is not a Principal Property.

     "Securities" means the unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series as provided in the Indenture and more particularly means any securities authenticated and delivered under the Indenture.

     "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

EVENTS OF DEFAULT; RIGHTS ON DEFAULT

     An "Event of Default" will occur under the Indentures with respect to Debt Securities of a particular series if (a) the Company shall fail to pay when due all or any part of the principal of such series of Debt Securities (whether at maturity or upon acceleration or otherwise), (b) the Company shall fail to pay when due any installment of interest on such series of Debt Securities and such default shall continue for 30 days, (c) the Company shall fail to make, when due by the terms of the Debt Securities of such series, the deposit of any sinking fund payment, (d) the Company shall fail to perform or observe any other term, covenant or agreement contained in the Indentures or the Debt Securities with respect to such series of Debt Securities for a period of 60 days after written notice thereof, as provided in the Indentures or (e) certain events of bankruptcy, insolvency or reorganization shall have occurred.

     The Indentures provide that (1) if an Event of Default due to the default in payment of principal of, or interest on, a series of Debt Securities or due to a failure to perform or observe any other term, covenant or agreement contained in the Indentures with respect to a series of Debt Securities (but not with respect to all series of Debt Securities) shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of Debt Securities of such series then outstanding may declare the principal of all Debt Securities of such series and interest accrued thereon to be due and payable immediately or (2) if an Event of Default due to a failure to perform or observe any other term, covenant or agreement in the Indentures with respect to all series of Debt Securities then outstanding, or certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of all Debt Securities then outstanding which have not previously become due and payable (treated as one class) may declare the principal of all Debt Securities and interest accrued thereon to be due and payable immediately. Upon certain conditions such declarations may be annulled by the holders of a majority in principal amount of Debt Securities of each series affected (voting as a separate class) and past defaults may be waived (except a continuing default in payment of principal of or interest on any series of Debt Securities) by the holders of a majority in principal amount of Debt Securities of each series affected (voting as a separate class).

     The holders of a majority in principal amount of the outstanding Debt Securities of any series affected (each series voting as a separate class) may direct with respect to such series the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or the Indentures. Before proceeding to exercise any right or power under the Indentures with respect to such series at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction.

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the performance of the terms of the Indentures or, if they have knowledge that the Company is in default, specifying such default. The Indentures require the Trustee to give to all holders of outstanding Debt Securities notice of any default by the Company, unless such default shall have been cured or waived; however, except in the case of a default in the payment of principal or of interest on any outstanding Debt Securities, the Trustee is entitled to withhold such notice in the event that the board of directors, the executive committee or a trust committee of directors or certain officers of the Trustee in good faith determine that withholding such notice is in the interest of the holders of the outstanding Debt Securities.

DEFEASANCE

     Under arrangements reasonably satisfactory to the Trustee, the Company may discharge certain obligations to holders of Debt Securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year or are to be called for redemption within one year by irrevocably depositing with the Trustee funds in an amount sufficient to pay at maturity the principal of and interest on such series of Debt Securities.

     The Indentures also provide that the Company will be discharged from its obligations in respect of any series of Debt Securities under the Indentures (including its obligation to comply with the provisions referred to under "-- Certain Covenants of the Company," if applicable, but excluding certain other obligations, such as the obligation to pay principal of and interest on the Debt Securities of such series then outstanding and obligations to register the transfer or exchange of such outstanding Debt Securities of such series and to replace stolen, lost or mutilated certificates), upon the irrevocable deposit, in trust, of cash or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay any installment of principal of and interest on such outstanding Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indentures and such outstanding Debt Securities of such series, provided that the Company has received an opinion of counsel or a favorable ruling of the Internal Revenue Service to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the outstanding Debt Securities of such series and that certain other conditions are met.

CHANGES IN CONTROL AND HIGHLY LEVERAGED TRANSACTIONS

     The Indentures do not contain provisions requiring redemption of the Debt Securities by the Company, or adjustment to any terms of the Debt Securities, upon any change in control of the Company.

     Other than restrictions on Liens and Sale-Leaseback Transactions described under "-- Certain Covenants of the Company" above, the Indentures do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

MODIFICATION OF THE INDENTURES

     The Indentures provide that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any of the Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, as described under "-- Merger and Consolidation" above, (c) add covenants and Events of Default for the protection of the holders of all or any particular series of Debt Securities, (d) change or eliminate any of the provisions of the Indentures, provided that any such change or elimination shall become effective only after there are no Debt Securities of any series entitled to the benefit of such provision outstanding, (e) establish the forms or terms of Debt Securities of any series, (f) cure any ambiguity or correct any inconsistency in the Indentures, or (g) evidence the acceptance of appointment by a successor trustee.

     The Indentures also contain provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of all series of Debt Securities then outstanding (each such series voting as a separate class) affected thereby, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indentures, or modify in any manner the rights of the holders of such Debt Securities, provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity of the principal of or any installment of interest on any Debt Security, reduce the principal amount thereof, reduce the rate of interest thereon, change the place of payment where, or the coin or currency in which, interest is payable, or impair the right to institute suit for the enforcement of any such payment when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities the consent of the holders of which is required for any such modification.

APPLICABLE LAW

     The Debt Securities and the Indentures will be governed by and construed in accordance with the law of the State of New York.

SENIOR TRUSTEE

     Citibank, N.A. is the Senior Trustee under the Senior Indenture. Citibank, N.A. serves as trustee under various indentures relating to obligations of the Company. The Company has customary banking relationships with Citibank, N.A., including participation as one of the agent banks in the Company's Revolving Credit Agreements.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 325,000,000 shares of Common Stock and 75,000,000 shares of Preferred Stock, of which 3,250,000 shares are designated Series A Preferred Stock. The following description of the capital stock of the Company is a summary, and as such does not purport to be complete and is subject and qualified in its entirety by reference to the more complete descriptions contained in (i) the Certificate of Incorporation of the Company, as amended (the "Certificate"), (ii) the By-Laws of the Company, as amended (the "By-Laws"), (iii) the Rights Agreement, effective December 16, 1988, as amended, between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"), and (iv) the certificate of designation relating to each series of Preferred Stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue shares of Preferred Stock in one or more series, the shares of each such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated in the Certificate or in the resolutions providing for the issue of such series adopted by the Board of Directors.

     The Board of Directors is authorized with respect to each series of Preferred Stock to fix by resolution providing for the issue of such series the number of shares of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

          (a) The number of shares of such series;

          (b) The designation of such series;

          (c) The dividend on the shares of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of stock of the Company and whether such dividends shall be cumulative or noncumulative;

          (d) Whether the shares of such series shall be subject to redemption by the Company and, if made subject to such redemption, the times, prices, rates, adjustments, and other terms and conditions of such redemption;

          (e) The terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series;

          (f) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Company and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

          (g) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise, including the right to elect a specified number or class of directors, the extent, if any, to which the holders of the shares of such series shall have (i) separate voting rights with respect to the matters solely affecting the preferences, rights or powers of such series but not so affecting the Common Stock or the entire class of Preferred Stock and
     (ii) on a pro rata basis with other shares of Preferred Stock having voting rights, voting rights with respect to matters solely affecting the preferences, rights or powers of the entire class of Preferred Stock but not so affecting the Common Stock, the number or percentage of votes required for certain actions, and the extent to which a vote by class or series shall be required for certain actions;

          (h) The restrictions, if any, on the issue or reissue of any Preferred Stock;

          (i) The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company prior to any payment or distribution of the assets of the Company to any class or classes of stock of the Company ranking junior to the Preferred Stock;

          (j) Whether, and the extent to which, any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series may be made dependent upon facts ascertainable outside the Certificate or of any amendment thereto, or outside the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors;

          (k) The extent, if any, to which any committee of the Board of Directors may fix the designations and any of the preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares of such series relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into or exchange of such shares for shares of any other class or classes of stock of the Company or any other series of the same or any other class or classes of stock of the Company, or fix the number of shares of any such series or authorize the increase or decrease in the shares of such series; and

          Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable, which shall not adversely affect any other class or series of Preferred Stock at the time outstanding and which shall not be inconsistent with the provisions hereof.

     As of May 1, 1998, no shares of Preferred Stock were issued or outstanding. The Company has no present plans to issue any of the Preferred Stock, except as required under the Rights Agreement.

     The holders of shares of the Preferred Stock shall be entitled to receive dividends to the extent provided by the Board of Directors in designating the particular series of Preferred Stock. To the extent provided by the resolutions of the Board of Directors providing for the issue of a series of Preferred Stock, the holders of each such series of Preferred Stock will have the right to vote for the election of members of the Board of Directors of the Company and the right to vote on all other matters, except those matters on which the holders of a separate class or series of the Company's stock are entitled to vote separately by class or series.

RIGHTS AGREEMENT

     Each share of Common Stock currently has a Right (as defined below) associated with it. The Rights Agreement expires on December 16, 1998.

     On December 15, 1988, the Company adopted the Rights Agreement and declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of Series A Preferred Stock of the Company at a purchase price of $95 per one one-hundredth share, subject to adjustment. The Rights will be exercisable upon the earlier to occur of (i) a public announcement that a person or group, without the prior consent of the Company has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (any such person or group, an "Acquiring Person"); or (ii) ten days following the commencement of a tender or exchange offer which would result in any person or group of related persons becoming an Acquiring Person, without the prior consent of the Company.

     If any person or group becomes an Acquiring Person, or thereafter the Company is involved in a merger or other business combination in which 50% or more of the Company's assets or earning power is sold, each Right will entitle its holder to receive, upon exercise, Common Stock (or, in the case of a merger or other business combination, stock of the acquiring company) having a value equal to two times the exercise price of the Right. The Company will be entitled to redeem the Rights at $.05 per Right at any time prior to the earlier of the expiration of the Rights or the time that a person has acquired or obtained the right to acquire a 20% position. The Rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings of the Company.

     The Series A Preferred Stock purchasable upon exercise of the Rights will be non-redeemable and junior to any other series of Preferred Stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Series A Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Common Stock, but in no event less than $10 (the equivalent of $.10 per common share). In the event of liquidation, the holders of Series A Preferred Stock will receive a preferred liquidation payment equal to the greater of 100 times $95 or 100 times the payment made per each share of Common Stock. Each share of Series A Preferred Stock will have one vote, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transactions in which shares of Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Series A Preferred Stock will be issuable; however, the Company may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

CERTAIN PROVISIONS AFFECTING CONTROL OF THE COMPANY

     Certificate of Incorporation. Under the Delaware General Corporation Law (the "DGCL"), the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter generally is required for a merger, consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated. The Certificate provides certain restrictions on business combinations with "Interested Stockholders" (as defined in the Certificate) or their affiliates.

Accordingly, the Certificate requires the affirmative vote of at least 51% of the "Voting Stock" (as defined in the Certificate), excluding the vote of any Interested Stockholder, for the adoption or authorization of a Business Combination (as defined in the Certificate) unless (i) the Disinterested Directors (as defined in the Certificate) determine that the Interested Stockholder is the beneficial owner of at least 80% of the Voting Stock and has agreed to vote in favor of such Business Combination or (ii) the fair market value of the consideration per share to be received by the holders of shares in the Business Combination is equal to or greater than the consideration paid by an Interested Stockholder in acquiring the largest number of shares of such class of stock previously acquired in any one transaction or series of related transactions and the Interested Stockholder has not received the benefit of any loans, advances, guarantees, pledges or other financial assistance provided by the Company.

     The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and qualifications of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The By-Laws state that the number of directors shall be any number not less than one, which number shall be fixed from time to time by a vote of a majority of the directors then in office. The current number of directors fixed by resolution of the Board of Directors is twelve. Pursuant to the By-Laws, directors are elected at the annual meeting of stockholders for a term of one year.

     Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and (if applicable) the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. However, the Certificate provides that no amendment to the Certificate shall amend, alter or repeal the provisions of Article 14 (action by stockholders without a meeting) or Article 15 (special voting requirements) without the affirmative vote of not less than 51% of the Voting Stock (as such term is defined in the Certificate).

     Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation or by-laws vest it in the board of directors. However, the conferral of the power to adopt, alter and repeal the by-laws upon the directors does not divest the stockholders of their power to adopt, amend or repeal the by-laws. The Certificate grants the Board of Directors the power to make and alter the By-Laws subject to certain restrictions and the provisions of the By-Laws. With certain exceptions and subject to the power of the stockholders to amend and alter the By-Laws, the By-Laws provide that the By-Laws may be altered or repealed (i) by the affirmative vote of the holders of a majority of shares present and entitled to vote at a meeting of stockholders or (ii) by the affirmative vote of a majority of the whole Board of Directors.

     The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorize by a corporation's certificate of incorporation or by-laws. The By-Laws provide that special meetings may be called only by the Board of Directors, the Chairman of the Board, or the President of the Company.

     Under the DGCL, unless otherwise provided in the corporation's certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted and such votes are delivered to the corporation. However, the Certificate provides that any action by stockholders shall be taken at a meeting of stockholders and no action may be taken by written consent of the stockholders.

     Under the DGCL, a stockholder does not have preemptive rights unless such rights are specifically granted in the corporation's certificate of incorporation. The Certificate provides that no holder of stock of any class of the Company shall have, as such holder, any preemptive or preferential right with respect to any stock of any class of the Company or to any securities convertible into shares of stock of the Company.

     Delaware Business Combination Law. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other transactions resulting in a financial benefit to the Interested Stockholder) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless:

          (i) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder;

          (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (iii) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     A corporation may adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. However, such amendment generally will not be effective until 12 months after adoption of such amendment and will not apply to a business combination with an Interested Stockholder who was such on or prior to the adoption of the amendment. The Company has not adopted an amendment to its Certificate or By-Laws by which it elects not to be governed by Section 203 of the DGCL.

                       DESCRIPTION OF THE TRUST PREFERRED
                        SECURITIES AND TRUST GUARANTEES

TRUST PREFERRED SECURITIES

     The Declaration of Trust (the "Declaration") pursuant to which each Burlington Resources Trust is organized authorizes the trustees (the "Trustees") of such trust to issue on behalf of such Burlington Resources Trust one series of Trust Preferred Securities and one series of Trust Common Securities (together, the "Trust Securities"). Each Declaration will be qualified as an indenture under the Trust Indenture Act.

     The Trust Preferred Securities will have such terms, including distributions, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the applicable Declaration or made part of such Declaration by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Trust Preferred Securities of such Burlington Resources Trust for specific terms, including (i) the distinctive designation of Trust Preferred Securities,
(ii) the number of Trust Preferred Securities issued by such Burlington Resources Trust, (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities issued by such Burlington Resources Trust and the date or dates upon which such distributions shall be payable, (iv) whether distributions on Trust Preferred Securities issued by such Burlington Resources Trust shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by the

Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such Burlington Resources Trust to the holder of Trust Preferred Securities of such Burlington Resources Trust upon voluntary or involuntary dissolution, winding-up or termination of such Burlington Resources Trust, (vi) the terms and conditions, if any, under which Trust Preferred Securities of such Burlington Resources Trust may be converted into shares of Common Stock of the Company, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire, (vii) the terms and conditions, if any, upon which the related series of the applicable Subordinated Debt Securities may be distributed to holders of Trust Preferred Securities of such Trust, (ix) the obligation, if any, of such Burlington Resources Trust to purchase or redeem Trust Preferred Securities issued by such Burlington Resources Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities issued by such Burlington Resources Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (x) the voting rights, if any, of Trust Preferred Securities issued by such Burlington Resources Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by such Burlington Resources Trust, as a condition to specified action or amendments to the Declaration of such Burlington Resources Trust, and (xi) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such Burlington Resources Trust consistent with the Declaration of such Burlington Resources Trust or with applicable law. Pursuant to each Declaration, the Property Trustee will own the Subordinated Debt Securities purchased by the applicable Burlington Resources Trust for the benefit of the holders of the Trust Preferred Securities. The payment of distributions out of money held by the Burlington Resources Trusts, and payments upon redemption of Trust Preferred Securities or liquidation of any Burlington Resources Trust, are guaranteed by the Company to the extent described under "-- Trust Guarantees."

     Certain federal income tax considerations applicable to an investment in Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Trust Preferred Securities, each Burlington Resources Trust will also issue one series of Trust Common Securities. Each Declaration of Trust authorizes the Regular Trustee of a Burlington Resources Trust to issue on behalf of such Burlington Resources Trust one series of Trust Common Securities having such terms, including distributions, conversion, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. Except as otherwise provided in the Prospectus Supplement relating to the Trust Preferred Securities, the terms of the Trust Common Securities issued by such Burlington Resources Trust will be substantially identical to the terms of each Burlington Resources Trust Preferred Securities issued by such Burlington Resources Trust, and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata with the Trust Preferred Securities except that, upon an event of default under the applicable Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote and to appoint, remove or replace any of the Trustees of a Trust. All of the Trust Common Securities of each Burlington Resources Trust will be directly or indirectly owned by the Company.

TRUST GUARANTEES

     Set forth below is a summary of information concerning the Trust Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of Trust Preferred Securities. The accompanying Prospectus Supplement will describe any significant differences between the actual terms of the Trust Guarantees and the summary below. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Trust Guarantee, which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part.

     General. The Company will irrevocably and unconditionally agree, to the extent set forth in the Trust Guarantee, to pay in full, to the holders of Trust Preferred Securities of each series, the Trust Guarantee

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Payments (as defined below) (except to the extent paid by such Burlington
Resources Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Burlington Resources Trust may have or assert. The following payments with respect to any series of Trust Preferred Securities to the extent not paid by the applicable Burlington Resources Trust (the "Trust Guarantee Payments") will be subject to the Trust Guarantee (without duplication): (i) any accrued and unpaid dividends which are required to be paid on the Trust Preferred Securities of such series, to the extent such Burlington Resources Trust shall have funds legally available therefor, (ii) the redemption price, including all accrued and unpaid dividends (the "Redemption Price"), payable out of funds legally available therefor with respect to any Trust Preferred Securities called for redemption by such Burlington Resources Trust and (iii) upon a liquidation of such Burlington Resources Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities issued by such Burlington Resources Trust), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the Trust Preferred Securities of such series to the date of payment and (b) the amount of assets of such Burlington Resources Trust remaining available for distribution to holders of Trust Preferred Securities of such series in liquidation of such Burlington Resources Trust. The Company's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the applicable Burlington Resources Trust to pay such amounts to such holders.

     Covenants of the Company. In each Trust Guarantee, the Company will covenant that, so long as any Trust Preferred Securities issued by the applicable Burlington Resources Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Trust Guarantee or the Declaration of such Burlington Resources Trust, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its Common Stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans, (ii) as a result of a reclassification of the Company's Common Stock or the exchange or conversion of one class or series of the Company's Common Stock for another class or series of the Company's Common Stock, (iii) the purchase of fractional interests in shares of the Company's Common Stock pursuant to the conversion or exchange provisions of such Common Stock of the Company or the security being converted or exchanged or (iv) purchases or acquisitions of shares of Common Stock to be used in connection with acquisitions of Common Stock by shareholders pursuant to the Company's dividend reinvestment plan) or make any guarantee payments with respect to the foregoing and (b) the Company shall not make any payment of principal or premium, if any, on or repurchase any debt securities (including guarantees) other than at stated maturity issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities.

     Amendments and Assignment. Except with respect to any changes which do not adversely affect the rights of holders of Trust Preferred Securities of any series (in which case no vote will be required), each Trust Guarantee with respect to any series of Trust Preferred Securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding Trust Preferred Securities of such series. The manner of obtaining any such approval of holders of the Trust Preferred Securities of each series will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in each Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the applicable series of Trust Preferred Securities then outstanding.

     Termination of the Trust Guarantees. Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Burlington Resources Trust (a) upon full payment of the redemption price of all Trust Preferred Securities of such Burlington Resources Trust, (b) upon distribution of the Subordinated Debt Securities held by such Burlington Resources Trust to the holders of the Trust Preferred Securities of such Burlington Resources Trust or
(c) upon full payment of the amounts payable in accordance with the Declaration of such Burlington Resources Trust upon liquidation of such Burlington Resources Trust. Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable Burlington Resources Trust must restore payment of any

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sums paid under such Trust Preferred Securities or such Trust Guarantee. The subordination provisions of the Subordinated Debt Securities and the Trust Guarantees, respectively, will provide that in the event payment is made on the Subordinated Debt Securities or the Trust Guarantees in contravention of such provisions such payments will be paid over to the holders of Senior Indebtedness.

     Ranking of the Trust Guarantee. Each Trust Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock, if any, hereafter issued by the Company and with any guarantee hereafter entered into by the Company in respect of any preferred or preference stock or interests of any affiliate of the Company and (iii) senior to the Company's Common Stock. Each Declaration will provide that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable Trust Guarantee.

     Each Trust Guarantee will constitute a guarantee of payment and not of collection. The Trust Guarantee will be deposited with the Property Trustee to be held for the benefit of any series of Trust Preferred Securities. The Property Trustee will have the right to enforce the Trust Guarantee on behalf of the holders of any series of Trust Preferred Securities. The holders of not less than 10% in aggregate liquidation preference of a series of Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Trust Guarantee applicable to such series of Trust Preferred Securities, including the giving of directions to the Property Trustee. If the Property Trustee fails to enforce the Trust Guarantee as above provided, any holder of Trust Preferred Securities of a series to which such Trust Guarantee pertains may institute a legal proceeding directly against the Company to enforce its rights under the Trust Guarantee, without first instituting a legal proceeding against Burlington Resources Trust, or any other person or entity. Each Trust Guarantee will not be discharged except by payment of the Trust Guarantee Payments in full to the extent not paid by the applicable Burlington Resources Trust, and by complete performance of all obligations under such Trust Guarantee.

     Governing Law. Each Trust Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     The Company or the Burlington Resources Trusts may sell the Securities (i) through underwriters or dealers; (ii) through agents; (iii) directly to purchasers; or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to any offering of Securities will set forth their offering terms, including the name or names of any underwriters, the purchase price of the Securities and the proceeds to the Company or the Burlington Resources Trusts from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price, and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers, and any securities exchanges on which the Securities may be listed. Only underwriters so named in such Prospectus Supplement are deemed to be underwriters in connection with the Securities offered hereby.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the

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

accompanying Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Securities from the Company or the Burlington Resources Trusts at the public offering price set forth in the accompanying Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the accompanying Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such Securities.

     Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act or to contribution by the Company to payments they may be required to make in respect thereof.

     Certain of the underwriters, agents or dealers and their associates may be customers of, or engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Securities other than the Trust Securities will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for the underwriters, dealers or agents by Cravath, Swaine & Moore, New York, New York. Certain legal matters in connection with the Trust Securities will be passed upon for the Company and each Burlington Resources Trust by Richards, Layton & Finger, P.A., special Delaware counsel to the Company and the Burlington Resources Trusts. Kenneth W. Orce, a director of the Company, is a senior partner of Cahill Gordon & Reindel and, as of May 1, 1998, owned 26,877 shares of Common Stock of the Company, including 19,252 currently exercisable options.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance on the report, which includes an explanatory paragraph for the change in the Company's method of accounting for the impairment of long-lived assets in 1995, of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of such firm as experts in accounting and auditing.

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